Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of December 22, by and among dMY Technology Group, Inc. VI, a Delaware corporation (“dMY”), dMY Sponsor VI, LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned individuals, each of whom is a member of dMY’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders” and together with the Sponsor, the “dMY Holders”) and Rain Enhancement Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Share Purchase Agreement (defined below).

RECITALS

WHEREAS, as of the date hereof, each dMY Holder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain shares of dMY Class A Common Stock, par value $0.0001 per share (“dMY Class A Common Stock”), dMY Class B Common Stock, par value $0.0001 per share (“dMY Class B Common Stock” and together with the dMY Class A Common Stock, “dMY Common Stock”), and warrants exercisable for shares of dMY Class A Common Stock (the “dMY Warrants”) in each case as set forth on Schedule I attached hereto (all such securities or other equity securities, together with any shares of dMY’s capital stock or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such dMY Holder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, dMY, the Company, the shareholders of the Company party thereto, and Rainwater, LLC, solely in its capacity as Sellers’ Representative, have entered into a Share Purchase Agreement (as amended or modified from time to time, the “Share Purchase Agreement”), dated as of the date hereof, pursuant to which, among other transactions, dMY will purchase all the issued and outstanding capital stock of the Company and the Company will become a wholly owned subsidiary of dMY (such transaction and the other transactions contemplated by the Share Purchase Agreement, the “Transactions”);

WHEREAS, Article 4.3(b) of dMY’s Amended and Restated Certificate of Incorporation (the “dMY Charter”) provides that, automatically on the closing of a Business Combination (as defined in the dMY Charter), each share of dMY Class B Common Stock will automatically convert on a one-for-one basis into shares of dMY Class A Common Stock; provided that, if, in connection with the consummation of a Business Combination, additional shares of dMY Class A Common Stock are issued or deemed issued in excess of the amounts sold in dMY’s initial public offering, the ratio for which the shares of dMY Class B Common Stock shall convert into shares of dMY Class A Common Stock will be adjusted so that the number of shares of dMY Class A Common Stock issuable upon conversion of all shares of dMY Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of dMY Class A Common Stock issued in dMY’s initial public offering (including any shares of dMY Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of dMY Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of the Business Combination (including any shares of dMY Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of dMY Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in the Business Combination, any private placement warrants issued to the Sponsor, or an affiliate of the Sponsor or dMY’s officers and directors upon the conversion of working capital loans made to dMY and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of dMY Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of dMY Class B Common Stock shall never be less than on a one-for-one basis (the “Conversion Rights Provision”);

WHEREAS, under the dMY Charter, the Transactions may trigger the Conversion Rights Provision;

WHEREAS, in connection with the Transactions, the parties hereto desire that each dMY Holder irrevocably waives his, her or its rights under Article 4.3(b) of the dMY Charter with respect to any additional shares of dMY Class A Common Stock otherwise issuable upon conversion pursuant to the Conversion Rights Provision (the “Excess Shares”); and

WHEREAS, as an inducement to dMY and the Company to enter into the Share Purchase Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, in order to induce the Company and dMY to enter into the Share Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, as follows:

Article I.

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.01 Binding Effect of Share Purchase Agreement. Each dMY Holder hereby acknowledges that it has read the Share Purchase Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing and (b) such date and time as the Share Purchase Agreement shall be terminated in accordance with Section 9.1 thereof (the “Expiration Time”), each dMY Holder shall be bound by and comply with Section 6.5 (Public Announcements), Section 6.9 (Trust) and Section 10.3 (No Survival of Representations, Warranties, Covenants and Agreements) of the Share Purchase Agreement (and any relevant definitions contained in such Section) as if (a) the Sponsor or such Insider was an original signatory to the Share Purchase Agreement with respect to such provision and (b) each reference to dMY contained in such provisions also referred to such dMY Holder.

Section 1.02 Competing Transaction. From the date hereof until the Expiration Time, each dMY Holder (i) shall not take, and shall cause its Affiliates and their respective Representatives, not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Sellers and/or any of their Affiliates) concerning any Business Combination Transactions and (ii) shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Sellers and their Affiliates) with respect to any of the foregoing.

Section 1.03 No Transfer. From the date hereof until the Expiration Time, no dMY Holder shall, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities, (ii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, (clauses (i), (ii) and (iii), collectively, a “Transfer”), except, in each case, for any Transfers of Subject Securities from a dMY Holder (x) who is an entity, (A) to any partner, member or Affiliate thereof or (B) to dMY’s officers or directors, any affiliate or family member of any of dMY’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates and (y) who is an individual, (A) to any member of such dMY Holder’s immediate family, or to a trust for the benefit of such dMY Holder or any member of the immediate family of such dMY Holder, the sole trustees of which are such dMY Holder or any member of such dMY Holder’s immediate family, an affiliate of such dMY Holder or to a charitable organization, (B) by will, other testamentary document or under the Laws of intestacy upon the death of such dMY Holder or (C) pursuant to a qualified domestic relations order (a “Permitted Transfer”); provided, however, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such dMY Holder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.03 shall not relieve such dMY Holder of its obligations under this Agreement. Any Transfer in violation of this Section 1.03 with respect to the Subject Securities of any dMY Holder shall be void ab initio and of no force or effect.

Section 1.04 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Securities are issued to any dMY Holder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities or otherwise, (b) any dMY Holder purchases or otherwise acquires beneficial ownership of any Subject Securities or (c) any dMY Holder acquires the right to vote or share in the voting of any Subject Securities (collectively the “New Securities”), then such New Securities acquired or purchased by such dMY Holder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such dMY Holder as of the date hereof.

Section 1.05 Sponsor Agreements.

(a)

Hereafter until the Expiration Time, at any meeting of the holders of dMY Common Stock (or any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the holders of dMY Common Stock is sought, each dMY Holder shall vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its, his, or her dMY Voting Shares:

(i)

against any business combination agreement or merger (other than the Share Purchase Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by dMY;

(ii)

against any proposal, action or agreement that would (A) materially impede, frustrate, prevent or nullify any provision of this Agreement, the Share Purchase Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of dMY under the Share Purchase Agreement or (C) result in any of the conditions set forth in Article VIII or Section 2.2 of the Share Purchase Agreement not being fulfilled.

(b)	Hereafter until the Expiration Time, each dMY Holder hereby unconditionally and irrevocably agrees that such dMY Holder, as applicable, shall:

(i)	not commit or agree to take any action inconsistent with the foregoing covenants set forth in Section 1.05(a); and

(ii)	not redeem any shares of dMY Common Stock owned by such dMY Holder in connection with the Redemption Offer.

Section 1.06 Waiver of Conversion Ratio Adjustment.

(a)

As of and conditioned upon the Closing, each dMY Holder hereby irrevocably relinquishes and waives any and all rights such dMY Holder has or will have under Section 4.3(b)(ii) of dMY Charter to receive any Excess Shares upon conversion of any of the dMY Class B Common Stock held by him, her or it, as applicable, in connection with the Closing.

(b)

Each dMY Holder hereby acknowledges and agrees that, to the extent such dMY Holder receives any Excess Shares as a result of any conversion of shares of dMY Class B Common Stock, such dMY Holder shall surrender such shares, including any certificates thereof, to dMY for cancellation, and no consideration shall be payable to such dMY Holder in connection therewith.

(c)

Each dMY Holder hereby acknowledges and agrees that, immediately prior to the Closing, and subject to Section 1.06(a), each share of dMY Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the Conversion Rights Provision into one share of dMY Class A Common Stock, and each dMY Holder jointly and severally agree that as a result of such conversion, all outstanding shares of dMY Class B Common Stock shall collectively convert on a one-for-one basis into shares of dMY Class A Common Stock (subject to ordinary equitable adjustments on account of any share split, reverse share split or similar equity restructuring transaction).

Section 1.07 Consent to Disclosure. Each dMY Holder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or dMY to any Governmental Entity or to securityholders of dMY) of the identity of the Sponsor or such Insider, as applicable, and beneficial ownership of Subject Securities and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or dMY, a copy of this Agreement.

Article II.

REPRESENTATIONS AND WARRANTIES

Each dMY Holder represents and warrants as of the date hereof (or the date such dMY Holder becomes a party hereto) to dMY and the Company (solely with respect to such dMY Holder and not with respect to any other dMY Holder) as follows:

Section 2.01 Organization; Due Authorization. If such dMY Holder is not a natural person, such dMY Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such dMY Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such dMY Holder. If such dMY Holder is an individual, such dMY Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such dMY Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such dMY Holder, enforceable against such dMY Holder in accordance with the terms hereof (subject to the Remedies Exception). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such dMY Holder.

Section 2.02 Ownership. Such dMY Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from such dMY Holder’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the dMY Organizational Documents, (iii) the Share Purchase Agreement, (iv) that certain Letter Agreement, dated as of October 5, 2021, by and among dMY, the dMY Holders and the other parties thereto (the “IPO Letter Agreement”) or (v) any applicable securities Laws. The Subject Securities are the only equity securities in dMY owned of record or beneficially by such dMY Holder on the date of this Agreement, and none of the Subject Securities held by such dMY Holder are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the IPO Letter Agreement. Such dMY Holder has full voting power with respect to the Subject Securities held by such dMY Holder. Other than the Subject Securities held by such dMY Holder, such dMY Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of dMY or any equity securities convertible into, or which can be exchanged for equity securities of dMY.

Section 2.03 No Conflicts. The execution and delivery of this Agreement by such dMY Holder does not, and the performance by such dMY Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such dMY Holder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such dMY Holder or such dMY Holder’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such dMY Holder of its obligations under this Agreement or (iii) conflict with or violate any Law.

Section 2.04 Litigation. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (a) there are no Actions pending against such dMY Holder, or to the knowledge of such dMY Holder threatened against such dMY Holder, seeking to prevent the Transactions; and (b) there are no Orders pending against such dMY Holder, or to the knowledge of such dMY Holder threatened against such dMY Holder or to which the dMY Holder is otherwise a party, in each case relating to this Agreement, the Share Purchaser Agreement or the Transactions.

Section 2.05 Brokerage Fees. Except as set forth on Section 5.9 of the Purchaser Disclosure Schedule to the Share Purchase Agreement, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for dMY in connection with the Transactions, and no Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of dMY.

Section 2.06 Acknowledgment. Such dMY Holder understands and acknowledges that each of dMY and the Company is entering into the Share Purchase Agreement in reliance upon such dMY Holder’s execution and delivery of this Agreement.

Article III.

MISCELLANEOUS

Section 3.01 Termination.

(a)

This Agreement and all of its provisions (other than those provisions which expressly survive the Closing, as set forth in this Article III, collectively, the “Surviving Provisions”) shall terminate and be of no further force or effect upon the earliest of (i) the Expiration Time, and (ii) the written agreement of the Sponsor, dMY, and the Company.

(b)

Upon any termination of this Agreement in the entirety, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination.

(c)	Notwithstanding anything to the foregoing, this Article III shall survive the termination of this Agreement.

Section 3.02 Governing Law. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 3.03 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)

Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3.03, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b)

WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR

THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 3.04 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any purported assignment or delegation not permitted under this Section 3.04 shall be null and void.

Section 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 3.06 Amendment, Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Section 3.07 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 3.08 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.08, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

If to dMY:

dMY Technology Group, Inc. VI

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi; Harry L. You

Email: niccolo@dmytechnology.com; harry@dmytechnology.com

with a copy to (which will not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Kyle A. Harris; Adam Brenneman

E-mail: kaharris@cgsh.com; abrenneman@cgsh.com

If to the Company:

Rain Enhancement Technologies, Inc.

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Paul Dacier

E-mail: paul@rainwatertech.com

with a copy to (which shall not constitute notice):

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Stephen J. Doyle

Email: sdoyle@tcflaw.com

If to a dMY Holder:

To such dMY Holder’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Kyle A. Harris; Adam Brenneman

E-mail: kaharris@cgsh.com; abrenneman@cgsh.com

Section 3.09 Capacity. Each dMY Holder is signing this Agreement solely in such dMY Holder’s capacity as a holder of Subject Securities, and not in such dMY Holder’s capacity as a director, officer or employee of dMY or in such dMY Holder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of dMY in the exercise of his or her fiduciary duties as a director or officer of dMY or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of dMY or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 3.09 shall obviate any of such dMY Holder’s obligations under Article 1 of this Agreement.

Section 3.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the dMY Holders, dMY, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

DMY SPONSOR VI, LLC

By:	/s/ Harry L. You
Name: Harry L. You
Title: Manager

INSIDERS:

By:	/s/ Harry L. You
Name: Harry L. You

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi

DMY:
DMY TECHNOLOGY GROUP, INC. VI

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

COMPANY:

RAIN ENHANCEMENT TECHNOLOGIES, INC.

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Executive Chairman

[Signature Page to Sponsor Support Agreement]